Exhibit 99

Press Release	Source: Cobalis Corp.

Cobalis Provides Update on Clinical Program For PreHistin(R)
Wednesday June 14, 3:27 pm ET

Announces Study Design Involving Twin Phase III Clinical Trials

IRVINE, Calif.--(BUSINESS WIRE)--June 14, 2006--Cobalis Corp. (OTC BB: CLSC - News), a pharmaceutical development company focused on the treatment of allergy and other atopic conditions, today announced it intends to initiate two identical, Phase III Clinical Trials of its anti-allergy medication PreHistin® in patients with seasonal allergic rhinitis. The randomized, double blind, placebo-controlled studies are intended to assess the efficacy, overall safety and tolerability of Cobalis' flagship drug PreHistin to prevent the onset and reduce the severity of allergy symptoms.

The new study design calls for two simultaneously conducted Phase III clinical trials, each comprised of one placebo arm and one active arm receiving 3.3 mg of sublingual PreHistin administered twice daily for the six weeks of the study. The double blind, placebo-controlled trials will be conducted at approximately 25 sites throughout the United States during the Ragweed allergy season. The trials are expected to commence in July and will utilize electronic diary records to assess improvement in the severity of nasal allergy symptoms. Approximately 1,600 to 2,000 patients will be randomized into the twin studies to receive either placebo or PreHistin for three weeks prior to the onset of the allergy season, and for an additional three weeks into the season.

In October 2005, the company reported results of an initial six-week 714 patient Phase III trial designed to study various PreHistin dose regimens for reducing seasonal allergy symptoms when compared to placebo. As reported, the statistical analysis utilized a modified intent to treat and an ANOVA (ANalysis Of VAriation) model to determine the treatment effects for the four arm study and certain assumptions used were not specified in the statistical analysis plan (SAP). Although the data resulting from the prior Phase III Clinical Trial demonstrated that patients who were administered PreHistin showed a statistically significant reduction of allergy symptoms when the modified analysis was applied, the data most likely be viewed by the FDA as supportive data and not as pivotal Phase III results required to secure approval.

Cobalis Corp. Chief Executive Officer, Dr. Gerald Yakatan stated, "The first PreHistin Phase III study showed statistical significance after adjusting for the unexpectedly low initial symptom scores of many enrolled patients. However, the pre-specified statistical analysis plan did not anticipate this situation and therefore did not include a provision for the statistical adjustment. Once an NDA is filed, we anticipate that FDA statisticians will disallow such an adjustment in a study intended as a pivotal efficacy trial. To avoid a potential delay in approval, Cobalis has chosen to conduct and submit two, new Phase III pivotal studies based on the knowledge gained from the earlier Phase III trial. Further, the total number of patients from all three studies treated at the chosen dose will be required to provide an adequate safety database for FDA evaluation. We have now made these improvements in our clinical development plan without changing our timelines for submission of a New Drug Application (NDA) for PreHistin."

These twin studies are anticipated to fulfill the requirement for the two Phase IIII double blind, placebo controlled studies typically required for U.S. Food and Drug Administration (FDA) approval. The Company remains firmly committed to completing its Phase III Clinical Program for PreHistin.

About Cobalis Corp.

Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship drug candidate PreHistin is an allergy prevention medication. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US. For further information, visit www.cobalis.com

Safe Harbor

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cobalis disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the development of competing products by our competitors; uncertainties related to the Company's dependence on third parties and partners; and those risks described in our quarterly report on Form 10Q filed with the SEC on February 14, 2006.

Contact:
Jaffoni & Collins Incorporated
David Collins/Steven Hecht, 212-835-8500
CLSC@jcir.com
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Source: Cobalis Corp.

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